As filed with the U.S. Securities and Exchange Commission on June 29, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rithm Capital Corp.

(Exact name of registrant as specified in its charter)

Delaware	45-3449660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

799 Broadway New York, NY	10003
(Address of Principal Executive Offices)	(Zip Code)

Rithm Capital Corp. 2023 Omnibus Incentive Plan, as Amended

(Full title of the plan)

Nicola Santoro, Jr.

Chief Financial Officer, Chief Accounting Officer and Treasurer

799 Broadway

New York, New York 10003

(Name and address of agent for service)

(212) 850-7770

(Telephone number, including area code, of agent for service)

Copies to:

Peter D. Serating, Esq.

Michael J. Schwartz, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Rithm Capital Corp., a Delaware corporation (the “Company” or the “Registrant” or “we”), relating to an additional aggregate 38,626,063 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), available for issuance under the Rithm Capital Corp. 2023 Omnibus Incentive Plan, as amended May 21, 2026 (as amended, the “Plan”), which number includes (i) 34,471,342 shares of Common Stock added to the Plan pursuant to the amendment on May 21, 2026 and (ii) 4,154,721 shares of Common Stock subject to forfeited awards previously granted under the Plan (or a prior plan) or that were withheld by the Company to satisfy the tax withholding obligations related to awards other than stock options or stock appreciation rights previously granted under the Plan (or a prior plan), that, in each case, in accordance with the terms of the Plan, became available for subsequent awards under the Plan. These shares of Common Stock are in addition to the 34,240,000 shares of Common Stock registered on the Company’s Registration Statement on Form S-8 (the “2023 Registration Statement”) filed on August 4, 2023 with the Securities and Exchange Commission (the “SEC”) (SEC File No. 333-273741).

This Registration Statement relates to securities of the same class as to which the 2023 Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the 2023 Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Rithm Capital Corp. (formerly New Residential Investment Corp.) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed May 3, 2013).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Rithm Capital Corp. (formerly New Residential Investment Corp.) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed October 17, 2014).

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Rithm Capital Corp. (formerly New Residential Investment Corp.) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed August 2, 2022).

4.4	Amended and Restated Bylaws of Rithm Capital Corp. (formerly New Residential Investment Corp.) (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed August 2, 2022).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality.

23.1*	Consent of Ernst & Young LLP, independent accountants.

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP as to legality (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages hereto).

99.1	Rithm Capital Corp. 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed May 30, 2023).

99.2	First Amendment to the Rithm Capital Corp. 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed May 21, 2026).

107*	Filing Fee Table.

*            Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on June 29, 2026.

RITHM CAPITAL CORP.

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer, Chief Accounting Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint each of Nicola Santoro, Jr. and Philip Sivin to be their lawful attorneys-in-fact and agents with full and several powers of substitution, in their names, places and steads and on their behalves, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Michael Nierenberg	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	June 29, 2026
Michael Nierenberg

/s/ William Addas	Director	June 29, 2026
William Addas

/s/ Kevin J. Finnerty	Director	June 29, 2026
Kevin J. Finnerty

/s/ Peggy Hwan Hebard	Director	June 29, 2026
Peggy Hwan Hebard

/s/ Ranjit Kripalani	Director	June 29, 2026
Ranjit Kripalani

/s/ Patrice M. Le Melle	Director	June 29, 2026
Patrice M. Le Melle

/s/ David Saltzman	Director	June 29, 2026
David Saltzman

/s/ Nicola Santoro, Jr.	Chief Financial Officer, Chief Accounting Officer and Treasurer	June 29, 2026
Nicola Santoro, Jr.	(Principal Financial Officer)